Exhibit 10.9

FRAM HOLDINGS, INC.

SECOND AMENDED AND RESTATED

2006 INCENTIVE COMPENSATION PLAN

December 20, 2013

FRAM HOLDINGS, INC.

SECOND AMENDED AND RESTATED

2006 INCENTIVE COMPENSATION PLAN

i

1.37	“PLAN”	6
1.38	“PROFESSIONAL FEE REVENUES”	6
1.39	“REALLOCATION EXPENSES”	6
1.40	“REALLOCATION PLAN AGREEMENT”	6
1.41	“RETENTION BONUS”	6
1.42	“RETENTION BONUS PLAN”	6
1.43	“RESTRICTED STOCK”	7
1.44	“SERIES E RESTRICTED STOCK GUIDELINES”	7
1.45	“SECURITIES ACT”	7
1.46	“SERIES A REPRESENTATIVE”	7
1.47	“SERIES E COMMON STOCK”	7
1.48	“SERIES E VOTING TRUST AGREEMENT”	7
1.49	“STOCK”	7
1.50	“STOCK COMPENSATION AMOUNT”	7
1.51	“STOCKHOLDERS’ AGREEMENT”	7
1.52	“SUBSIDIARY”	7
1.53	“SUPPORT SERVICES AGREEMENT”	8
1.54	“TRANSFER”	8

ARTICLE 2. ELIGIBILITY AND PARTICIPATION		8

2.1	ELIGIBILITY	8
2.2	PARTICIPATION	8

ARTICLE 3. AGGREGATE ANNUAL INCENTIVE COMPENSATION TARGET FOR HL SERVICE PROVIDERS		8

3.1	GENERAL	8
3.2	AGGREGATE ANNUAL INCENTIVE COMPENSATION TARGET	9
3.3	PREPARATION OF CALCULATIONS	9
3.4	CALCULATIONS	9
3.5	BOARD REVIEW; APPROVAL	9
3.6	ESTIMATES; ADJUSTMENTS	10
3.7	TIMING OF ALLOCATIONS AND AWARDS	10
3.8	EXCLUSION OF BUSINESS FORUMS BUSINESS	10

ARTICLE 4. CASH AWARDS		10

4.1	CASH BONUS AWARDS	10
4.2	FORM OF PAYMENT	11

ARTICLE 5. RESTRICTED STOCK AWARDS		11

5.1	NUMBER OF SHARES	11
5.2	STOCK DISTRIBUTED	11
5.3	LIMITATION ON NUMBER OF SHARES SUBJECT TO AWARDS	11
5.4	SERIES E COMMON STOCK	11
5.5	OTHER INCENTIVE SHARES	11

5.6	GRANT OF RESTRICTED STOCK	11
5.7	PURCHASE PRICE	12
5.8	ISSUANCE AND RESTRICTIONS	12
5.9	FORFEITURE	12
5.10	CONDITIONS TO ISSUANCE OF STOCK	12
5.11	UNCERTIFICATED SHARES	13
5.12	INVESTMENT INTENT	13
5.13	RIGHTS AS STOCKHOLDERS	13
5.14	SECTION 83(B) ELECTION	13
5.15	AWARD AGREEMENT	14

ARTICLE 6. PROVISIONS APPLICABLE TO AWARDS		14

6.1	STAND-ALONE AND TANDEM AWARDS	14
6.2	LIMITS ON TRANSFER	14

ARTICLE 7. CHANGES IN CAPITAL STRUCTURE		14

7.1	ADJUSTMENTS	14
7.2	NO OTHER RIGHTS	16

ARTICLE 8. ADMINISTRATION		16

8.1	COMMITTEE	16
8.2	ACTION BY THE COMMITTEE	16
8.3	AUTHORITY OF COMMITTEE	16
8.4	DECISIONS BINDING	17

ARTICLE 9. EFFECTIVE AND EXPIRATION DATE		17

9.1	EFFECTIVE DATE	17
9.2	EXPIRATION DATE	17

ARTICLE 10. AMENDMENT, MODIFICATION, AND TERMINATION		18

10.1	AMENDMENT, MODIFICATION, AND TERMINATION	18
10.2	AWARDS PREVIOUSLY GRANTED	18
10.3	CODE SECTION 409A	18

ARTICLE 11. GENERAL PROVISIONS		19

11.1	NO RIGHTS TO AWARDS	19
11.2	NO STOCKHOLDERS RIGHTS	19
11.3	WITHHOLDING	19
11.4	NO RIGHT TO EMPLOYMENT OR SERVICES	19
11.5	UNFUNDED STATUS OF AWARDS	20
11.6	RELATIONSHIP TO OTHER BENEFITS	20
11.7	EXPENSES	20

11.8	TITLES AND HEADINGS	20
11.9	GOVERNMENT AND OTHER REGULATIONS	20
11.10	GOVERNING LAW	20

FRAM HOLDINGS, INC.
SECOND AMENDED AND RESTATED
2006 INCENTIVE COMPENSATION PLAN

The purpose of the Fram Holdings, Inc. Second Amended and Restated 2006 Incentive Compensation Plan (the “Plan”) is to promote the success and enhance the value of Fram Holdings, Inc. (the “Company”) by providing Eligible Individuals with a long-term performance incentive in order to generate superior returns for the Company’s stockholders and to further motivate and retain such individuals.  The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of key service providers upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

RECITALS

WHEREAS, the Company previously adopted the Fram Holdings, Inc. 2006 Incentive Compensation Plan effective as of January 1, 2006 (the “Original Plan”).

WHEREAS, pursuant to written consents dated May 15, 2006 executed by each of them, the Company, the Board, the Committee and holders representing at least a majority of the voting power of the Company agreed to amend the Original Plan (as so amended, the “Amended Plan”) in connection with the request by HL senior management that certain shares of Series B common stock be available for issuance by the Company on a one-time basis during the first quarter of the Company’s 2007 fiscal year.

WHEREAS, pursuant to written consents dated April 10, 2007 executed by each of them, the Company, the Board, the Committee and holders representing at least a majority of the voting power of the Company have agreed to amend and restate the Amended Plan (as so amended and restated, the “AR Plan”).

WHEREAS, pursuant to written consents dated February 13, 2009 and July 13, 2011, executed by each of them, the Company, the Board, the Committee and holders representing at least a majority of the voting power of the Company agreed to amend the AR Plan (as so amended, the “Amended AR Plan”).

WHEREAS, pursuant to written consents dated December 20, 2013, executed by each of them, the Company, the Board, the Committee and holders representing at least a majority of the voting power of the Company agreed to amend the Amended AR Plan (as so amended, the “Second AR Plan”) to extend the expiration date of the Plan, provide for additional shares of Series E Common Stock and make certain other changes.

NOW, THEREFORE, in consideration of the foregoing, the Amended AR Plan is amended and restated (effective as of December 20, 2013) as set forth herein:

ARTICLE 1.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.  The singular pronoun shall include the plural where the context so indicates.

1.1       “Affiliate” means, with respect to a specified Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

1.2       “Aggregate Annual Incentive Compensation Target” has the meaning set forth in Section 3.2.

1.3       “Annual Budget” means the Company’s annual budget, as approved by the Board.

1.4       “Award” means a Restricted Stock award or a Cash Bonus Award granted to a Participant pursuant to the Plan.

1.5       “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award, including through electronic medium.

1.6       “Board” means the Board of Directors of the Company.

1.7       “Business Forums” means Business Forums International LLC, a California limited liability company.

1.8       “Bylaws” means the Amended and Restated Bylaws of the Company dated as of January 1, 2006, as amended on May 15, 2006, October 18, 2006 and April 10, 2007, and any duly authorized and certified amendments or restatements thereof.

1.9       “Capital Stock” means:  (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

1.10     “Cash Bonus Award” has the meaning set forth in Section 4.1.

1.11     “CFG Entities” means ORIX Commercial Finance, LLC, a Delaware limited liability company, ORIX Finance Corp., a Delaware corporation, and any of their respective successors or Subsidiaries.

1.12     “Closing Date” means January 1, 2006.

1.13     “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.14     “Committee” means the Compensation Committee of the Board.

1.15     “Company” has the meaning set forth in the preamble.

1.16     “Company Subsidiary” means any Subsidiary of the Company.

1.17     “Contribution Agreement” means that certain Contribution and Share Purchase Agreement dated as of October 30, 2005 by and among ORIX, HL, the shareholders of HL, the Shareholder Representative identified therein and the Company, as amended.

1.18     “Direct Expenses” means, for each fiscal year, an amount equal to all operating expenses of HL and the HL Subsidiaries in accordance with GAAP, including all compensation or benefits expenses, for such fiscal year, but excluding (a) corporate overhead expenses, (b) any amounts paid, owing, accrued or incurred under the Support Services Agreement or the Management and Administrative Services Agreement (other than any amounts replacing historical HL direct expenses or new services required by HL under the Support Services Agreement to the extent such amounts are agreed to be treated as Direct Expenses by the Chief Executive Officers of ORIX and HL), (c) all Incentive Compensation paid, owing, accrued or incurred with respect to such fiscal year, (d) all interest expenses of HL or any of its Subsidiaries, the Company, ORIX or any of its Affiliates, (e) any taxes based on income and (f) any HL Impairment Charges.  Notwithstanding the foregoing, “Direct Expenses” (i) shall not include any Reallocation Expense and (ii) shall include cost or expense (other than compensation expense) incurred under GAAP by the Company or HL in connection with, arising out of, resulting from or incident to any and all Series A Common Shares or Series B Common Shares that are held by any Series A Common Holder or Series B Common Holder (each as defined in the Stockholders’ Agreement), to the extent any amendment or change to the Stockholders’ Agreement occurring on or prior to May 31, 2006 or October 18, 2006 or any issuance, transfer or purchase by any Person of such shares on or prior to May 31, 2006 or October 18, 2006, directly or indirectly caused, resulted in or contributed to such GAAP cost or expense being incurred; provided however, that the amount of any such cost or expense under section (ii) shall only include an amount proportionate to the number of shares purchased by HL Service Providers relative to the total number of shares purchased.  “Direct Expenses” also shall include cost or expense (other than compensation expense) incurred under GAAP by the Company or HL in connection with, arising out of, resulting from, or incident to any amendment or change contained in Amendment No. 2 to the Plan, Amendment No. 1 to the Stockholders Agreement, or the Certificate of Amendment to the Company’s Certificate of Incorporation, each dated as of April 28, 2011, excluding any out-of-pocket fees and expenses of outside legal counsel incurred in connection with such Amendments (which, for the avoidance of doubt, shall be considered corporate overhead expenses under clause (a) of this definition).  “Direct Expenses” also shall include all out-of-pocket costs or expenses incurred by HL or an HL Subsidiary net of any client reimbursements calculated and accrued in accordance with GAAP.

1.19     “Earnings” means, for each fiscal year, the net income of HL and the HL Subsidiaries for such fiscal year before the items identified in clauses (b), (d) and (e) in the definition of Direct Expenses, in each case, for such fiscal year.

1.20     “Eligible Individual” means any person who is eligible to receive a Restricted Stock award or a Cash Bonus Award, as set forth in Section 2.1.

1.21     “Encumbrance” means a security interest, lien, charge, claim, community or other marital property interest, pledge, alienation, mortgage, option, hypothecation, encumbrance or similar collateral assignment by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings) or any other restriction on use, voting (including any proxy), transfer (including any right of first refusal or similar right), receipt of income or exercise of any other attribute of ownership.

1.22     “Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, any Company Subsidiary, or ORIX LP.

1.23     “Fair Market Value” means the value that a willing buyer would pay a willing seller, based on all of the relevant facts and circumstances, including factors such as discounts for non-marketability, minority interests, liquidation preferences, preferred distributions, restrictions on transferability and any additional discounts that are applicable due to the rights, powers and other traits or characteristics of the Stock.

1.24     “GAAP” means U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time, consistently applied.

1.25     “HL” means Houlihan, Lokey, Inc., a California corporation.

1.26     “HL Business” means the business of HL and the HL Subsidiaries as conducted from time to time, including, without limitation, HL’s business of providing financial advisory services, opinions and other advice in each of the following areas:  mergers and acquisitions, corporate finance and financial restructuring.

1.27     “HL Impairment Charges” Means, for each fiscal year, the amount of any charges incurred by the Company or HL under GAAP due to the impairment to the goodwill of HL and the HL Subsidiaries that existed as of January 1, 2006.

1.28     “HL Service Provider” means any director, officer, employee, leased employee, independent contractor or consultant of HL or any of the HL Subsidiaries.

1.29     “HL Subsidiaries” means Houlihan Lokey Financial Advisors, Inc., a California corporation, Houlihan Lokey Capital, Inc., a California corporation, Houlihan Lokey (Europe) Limited, a corporation organized under the laws of England, and, in each case, any successor entity thereto.  “HL Subsidiaries” also shall include any Subsidiary created in the future with respect to the HL Business designated as an “HL Subsidiary” for the purposes of the Plan by the Board.

1.30     “Incentive Compensation” means all compensation cost and expense incurred under GAAP in connection with, arising out of, resulting from or incident to all bonuses (including, without limitation, all Retention Bonuses), equity or profit participation awards and any other variable rewards for performance or achievement of short-term or long-term goals allocated to the HL Service Providers.  “Incentive Compensation” shall also include any compensation cost or expense incurred under GAAP by the Company or HL in connection with, arising out of, resulting from or incident to any and all Series A Common Shares or Series B Common Shares that are held by any Series A Common Holder or Series B Common Holder (each as defined in the Stockholders’ Agreement), to the extent any amendment or change to the Stockholders’ Agreement occurring on or prior to May 31, 2006 or October 18, 2006 or any issuance, transfer or purchase by any Person of such shares on or prior to May 31, 2006 or October 18, 2006, directly or indirectly caused, resulted in or contributed to such GAAP cost or expense being incurred; provided however that any other such cost or expense incurred under GAAP by the Company or HL which is not a compensation cost or expense shall be included in “Direct Expense”; and provided further, that the amount of any such compensation cost or expense shall only include an amount proportionate to the number of shares purchased by HL Service Providers relative to the total number of shares purchased.  “Incentive Compensation” shall also include any cost or expense incurred under GAAP by the Company or HL in connection with, arising out of, resulting from or incident to (a) any and all Series E Common Shares held or beneficially owned by any HL Service Provider, or (b) the acquisition, assignment or exercise of any Call Rights (as defined in the Reallocation Plan Agreement) or any other rights under the Reallocation Plan Agreement by any Call Donor, any Retention Beneficiary, any Participating Holder, any Designated Assignee, the Shareholder Representative (each as defined in the Reallocation Plan Agreement) or any other transfer of shares pursuant to the Reallocation Plan Agreement (collectively, “Reallocation Expenses”); provided that no Reallocation Expense shall be included in “Incentive Compensation” unless the amount of such Reallocation Expense individually, or when aggregated with the amount of all other Reallocation Expenses, equals or exceeds $100,000.  If an ORIX Indemnified Party (as defined in the Contribution Agreement) makes a claim for indemnification with respect to a Reallocation Expense under Section 11.2(xii) of the Contribution Agreement, then the amount of such Reallocation Expense shall not be included in “Incentive Compensation” until such claim has been resolved under Article XI of the Contribution Agreement, and the amount of such Reallocation Expense shall be reduced to the extent of any indemnity payment actually received in satisfaction of such claim.  For each fiscal year commencing with the fiscal year ended March 31, 2011, (i) if the Stock Compensation Amount with respect to such fiscal year is a positive number, then the such Stock Compensation Amount will be included when calculating the amount of “Incentive Compensation” that has been allocated to HL Service Providers for that fiscal year; and (ii) if the Stock Compensation Amount with respect to such fiscal year is a negative number, then the absolute value of such Stock Compensation Amount shall be deducted from the “Incentive Compensation” for that fiscal year (thereby correspondingly increasing the amount of Incentive Compensation that may be allocated to HL Service Providers for that fiscal year).  “Incentive Compensation” also shall include any compensation cost or expense incurred under GAAP by the

Company or HL in connection with, arising out of, resulting from or incident to any amendment or change contained in Amendment No. 2 to the Plan, Amendment No. 1 to the Stockholders’ Agreement or the Certificate of Amendment to the Company’s Certificate of Incorporation each dated as of April 28, 2011; provided, however, that any other such cost or expense incurred under GAAP by the Company or HL which is not a compensation cost or expense shall be included in “Direct Expenses”.  Notwithstanding the immediately preceding sentence, “Incentive Compensation” shall exclude any out-of-pocket fees and expenses of outside legal counsel incurred in connection with such Amendments (which, for the avoidance of doubt, shall be considered corporate overhead expenses under clause (a) of Section 1,18).

1.31     “Management and Administrative Services Agreement” means that certain Management and Administrative Services Agreement dated as of January 1, 2005 by and between the CFG Entities and ORIX LP., as the same may be amended.

1.32     “Officer” means an officer of the Company appointed by the Board pursuant to the provisions of the Bylaws and the Stockholders’ Agreement.

1.33     “ORIX” means ORIX USA Corporation, a Delaware corporation.

1.34     “ORIX LP” means ORIX USA, LP, a Delaware limited partnership.

1.35     “Participant” means any Eligible Individual who has been granted an Award pursuant to the Plan.

1.36     “Person” means and includes an individual, a general or limited partnership, a limited liability company, a joint venture, a corporation (including, without limitation, any nonprofit corporation), an estate, a trust, an unincorporated organization, an association, a government or any department or agency thereof or any entity similar to any of the foregoing.

1.37     “Plan” means this Fram Holdings, Inc. Amended and Restated 2006 Incentive Compensation Plan, as amended from time to time.

1.38     “Professional Fee Revenues” means all professional fee revenues (whether from third parties or Affiliates, but net of any amounts paid by HL or its Subsidiaries as part of fee sharing with Affiliates) of HL and its Subsidiaries for the relevant fiscal year determined in accordance with GAAP.  Professional Fee Revenues does not include revenues related to reimbursements for out of pocket costs and expenses.

1.39     “Reallocation Expenses” is defined in Section 1.30.

1.40     “Reallocation Plan Agreement” means the Reallocation Plan Agreement (Amended and Restated as of January 1, 2006) by and among the retention beneficiaries party thereto, the call donors party thereto and Irwin Gold, in his capacity as shareholder representative, as amended from time to time.

1.41     “Retention Bonus” has the meaning assigned to such term in the Retention Bonus Plan.

1.42     “Retention Bonus Plan” means the Houlihan, Lokey, Inc. Retention Bonus Plan, as amended from time to time.

1.43     “Restricted Stock” means Stock awarded to a Participant pursuant to Article 5 that is subject to certain restrictions and may be subject to risk of forfeiture.

1.44     “Series E Restricted Stock Guidelines” means the Fram Holdings, Inc. 2006 Incentive Compensation Plan Guidelines For Series E Restricted Stock Awards set forth on Appendix A hereto, as amended from time to time.

1.45     “Securities Act” means the Securities Act of 1933, as amended from time to time.

1.46     “Series A Representative” has the meaning assigned to such term in the Stockholders’ Agreement.

1.47     “Series E Common Stock” means the Series E Common Stock of the Company, par value $.000001 per share.

1.48     “Series E Voting Trust Agreement” means the Voting Trust Agreement dated as of April 10, 2007 by and among the Company and the Stockholders and Trustees party thereto, as amended from time to time.

1.49     “Stock” means the Series E Common Stock, or any other series of shares of Company common stock to be issued for incentive purposes as determined by the Board from time to time and such other securities of the Company that may be substituted for Stock pursuant to Article 7.

1.50     “Stock Compensation Amount” means, for each fiscal year commencing with the fiscal year ended March 31, 2011, an amount equal to (a) the aggregate grant date fair value (disregarding any estimate for forfeitures) of Restricted Stock or other equity awards (other than awards classified as a liability under GAAP) made to HL Service Providers with respect to such fiscal year calculated in accordance with GAAP, minus (b) the aggregate grant date fair value (disregarding any estimate for forfeitures) of Restricted Stock or other equity awards (other than awards classified as a liability under GAAP) made to HL Service Providers that were forfeited under the terms of this Plan or another applicable incentive compensation plan approved by the Board during such fiscal year calculated in accordance with GAAP, but only to the extent that the grant date fair value of such awards was included in clause (a) of this definition for a previous fiscal year, and minus (c) all compensation cost and expense incurred with respect to such fiscal year under GAAP attributable to Restricted Stock or other equity awards (other than awards classified as a liability under GAAP) made to HL Service Providers, but only to the extent that the grant date fair value of such awards was included in clause (a) of this definition for a previous fiscal year.

1.51     “Stockholders’ Agreement” means that certain Third Amended and Restated Stockholders’ Agreement dated as of February 17, 2009, by and among the Company and certain stockholders of the Company, as amended from time to time.

1.52     “Subsidiary” means, with respect to any specified Person:  (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); or (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

1.53     “Support Services Agreement” means that certain Support Services Agreement dated as of the Closing Date by and among ORIX LP and HL.

1.54     “Transfer” means a sale, transfer, assignment, gift, bequest or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by realization upon any Encumbrance or by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings).

ARTICLE 2.

ELIGIBILITY AND PARTICIPATION

2.1       Eligibility.

(a)        Restricted Stock awards may be granted to Employees of the Company, any of its Subsidiaries or ORIX LP (but only if the Employee of ORIX LP provides services primarily to the Company or one of its Subsidiaries), who are officers of any such entity.  In addition, Restricted Stock awards may be granted to consultants or advisors to the board of directors of HL so long as such awards are approved by the members of the Committee who are appointed by ORIX.

(b)        Cash Bonus Awards may be granted to HL Service Providers or other officers, directors, employees, leased employees or consultants of the Company or any of its Subsidiaries.

2.2       Participation.  Subject to the provisions of the Plan, the Committee may, from time to time, select from among all Eligible Individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award.  No Eligible Individual shall have any right to be granted an Award pursuant to this Plan.

ARTICLE 3.

AGGREGATE ANNUAL INCENTIVE COMPENSATION
TARGET FOR HL SERVICE PROVIDERS

3.1       General.  The Committee shall have full discretionary power and authority, subject to Section 3.1.5 of the Stockholders’ Agreement, to provide Incentive Compensation (including, without limitation, Cash Bonus Awards and Restricted Stock awards) to Eligible Individuals; provided, however, that, subject to Sections 3.6 and 3.7, the Committee shall allocate an aggregate amount of Incentive Compensation each fiscal year to the HL Service Providers that is not less than the Aggregate Annual Incentive Compensation Target (as determined in accordance with this Article 3) for such fiscal year.  Nothing in this Plan shall create any obligation on the Company or its Affiliates to allocate or provide compensation (including Incentive Compensation) to any Person other than the HL Service Providers or other than as provided in the proviso to the foregoing sentence.  The Company shall not be obligated to issue Restricted Stock awards (or any other form of equity incentive award) in any year.  All Incentive Compensation for any year may be paid entirely in cash.

3.2       Aggregate Annual Incentive Compensation Target.  The “Aggregate Annual Incentive Compensation Target” for each fiscal year means an amount equal to the remainder of the product of (a) .775 multiplied by (b) the Professional Fee Revenues for such fiscal year, minus all Direct Expenses for such fiscal year; provided that the Board shall have the right to reduce the Aggregate Annual Incentive Compensation Target to the extent that Earnings for such fiscal year are less than 18% of Professional Fee Revenues, For the avoidance of doubt, Earnings for a fiscal year may be more than 18% of Professional Fee Revenues to the extent that corporate overhead expenses are less than 4.5% of Professional Fee Revenues.  The computation of the Aggregate Annual Incentive Compensation Target for the first fiscal year after the Closing Date shall be based on a fifteen month fiscal year-ended March 31, 2007.  For any fiscal year shorter than twelve months resulting from any reason, including without limitation a change in control of the Company or HL or a change in the fiscal year of the Company or HL, the “fiscal year” to be used for purposes of determining the Professional Fee Revenues, Earnings, Direct Fee Expenses and other amounts necessary to calculate the Aggregate Annual Incentive Compensation Target for such short fiscal year shall be determined based on such short fiscal year and shall not be annualized.  No adjustments under Article 7 or to the Series E Restricted Stock Guidelines shall limit the obligation under Section 3.1 to allocate an aggregate amount of Incentive Compensation in any fiscal year to the HL Service Providers that is not less than the Aggregate Annual Incentive Compensation Target for such fiscal year.

3.3       Preparation of Calculations.  The Aggregate Annual Incentive Compensation Target and each of the components or defined terms within such term shall be calculated by the officers of HL and subject to review by the Committee and a Series A Representative (if any exists).

3.4       Calculations.  The Aggregate Annual Incentive Compensation Target and each of the components or defined terms within such term shall be calculated in a manner consistent with the following:  (a) the policies and procedures reflected in Appendix B, and (b) the calculation methodology reflected in Appendix C.  Any expense items not taken into account in the documents referenced in Section 3.4(a) or (b) that in the aggregate are less than $250,000 may be allocated by the officers of HL without Board or ORIX approval but any items that in the aggregate exceed $250,000 shall be allocated by the Board in its discretion unless such allocation has been previously approved by the Chief Executive Officer or Chief Financial Officer of ORIX.  Calculations will be updated monthly.  Any deviations from the documents referenced in Section 3.4(a) or (b) will be reviewed and approved in advance (whenever practicable) by the Chief Executive Officer of HL, the Chief Financial Officer of ORIX and the Committee.

3.5       Board Review; Approval.  The calculation of the Aggregate Annual Incentive Compensation Target and each of the components or defined terms within such term shall be submitted to the Board for its review and approval prior to the payment of year-end discretionary bonuses and no bonuses (other than retention bonuses under the Retention Bonus Plan) shall be paid unless and until the Board has affirmatively approved such calculations, except to the extent payment of an amount prior to such time is approved by the Committee.  Following the Board’s receipt of sufficiently detailed calculations to confirm the Aggregate Annual Incentive Compensation Target and each of the components or defined terms within such term, the Board shall have a period of 30 days to approve such calculations.  The only bases for the Board’s withholding of approval shall be (i) that the Aggregate Annual Incentive Compensation Target calculations are inconsistent with the terms of this Plan or with the calculations in the relevant financial statements or Annual Budget or (ii) computational errors.  The calculation of the Aggregate Annual Incentive Compensation Target and each of the components or defined terms within such term shall also be subject to the review of Company internal and external auditors.

3.6       Estimates; Adjustments.  The calculation of the Aggregate Annual Incentive Compensation Target and Incentive Compensation will necessarily be based on estimates.  If such estimates are later determined by the Board to be inaccurate, then the Board may reduce or enlarge the following fiscal year’s Aggregate Annual Incentive Compensation Target and Incentive Compensation in an amount equal to such inaccuracy.

3.7       Timing of Allocations and Awards.  The award and payment of Incentive Compensation (including, without limitation, year-end bonuses and Retention Bonuses) to HL Service Providers may occur before, during or after completion of the fiscal year (or fiscal years) to which such Incentive Compensation relates.  For purposes of calculating the Incentive Compensation allocated to the HL Service Providers in any given fiscal year, only the Incentive Compensation attributable to that portion of each bonus, equity or profit participation award or other award for which the Company has recognized costs or expenses under GAAP during such fiscal year shall be taken into account; provided, however, that, for any given fiscal year commencing with the fiscal year ended March 31, 2011, Incentive Compensation attributable to Restricted Stock awards or other equity awards for such fiscal year shall be calculated in accordance with the definition of “Stock Compensation Amount”.  Notwithstanding the foregoing, the Committee may, at the time of grant of any bonus, equity or profit participation award or other award, provide that the Incentive Compensation attributable to such award (or portion thereof) shall be deemed to be allocated to the HL Service Providers at a different time and/or in a different fiscal year than otherwise determined pursuant to the preceding sentence.

3.8       Exclusion of Business Forums Business.  The revenues, expenses, and bonuses of Business Forums or incurred by the Company or any of its Subsidiaries in connection therewith shall not be considered for purposes of this Article 3.  In addition, any proceeds from the sale of Business Forums that would have been proceeds payable to HL will be for the benefit of the Company and shall not be considered for purposes of the Plan.

ARTICLE 4.

CASH AWARDS

4.1       Cash Bonus Awards.  Any Eligible Individual selected by the Committee may be granted one or more cash bonuses (each, a “Cash Bonus Award”) payable on a specified date or dates determined by the Committee.

4.2       Form of Payment.  Payments with respect to any Cash Bonus Awards granted under this Article 4 shall be made in cash.

ARTICLE 5.

RESTRICTED STOCK AWARDS

5.1       Number of Shares.

(a)        Subject to Article 7, the maximum aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan is 2,100,000.

(b)        The shares of Stock reserved for issuance or transfer pursuant to the Plan shall only be available for grant on one occasion and shall not return to the Plan and become available for subsequent grants (whether or not such shares of Stock are forfeited by the Participant or repurchased by the Company).

5.2       Stock Distributed.  Any Stock distributed pursuant to a Restricted Stock award may consist, in whole or in part, of authorized and unissued Stock or treasury Stock.  Any Stock so distributed shall be duly and validly issued, fully paid and nonassessable.

5.3       Limitation on Number of Shares Subject to Awards.  Except as provided otherwise by the Committee, the maximum aggregate number of shares of Stock subject to all Awards granted to all Persons in any fiscal year shall not exceed 150,000, subject to adjustment pursuant to Article 7.

5.4       Series E Common Stock.  In the Board’s sole discretion, the Stock subject to any Award may be Series E Common Stock, The Series E Restricted Stock Guidelines shall apply to any Award of Series E Common Stock to the extent provided therein.

5.5       Other Incentive Shares.  The Board may authorize and issue shares of Stock with rights, powers and privileges completely different from the shares of Series E Common Stock, and in the Committee’s sole discretion, the Stock subject to any Award may be shares of such new series of Stock.  The Board will not be required to adopt or apply to the new series or class of shares of Stock any of the terms, conditions, rights or privileges applicable to the shares of Series E Common Stock under the Plan (including the Series E Restricted Stock Guidelines) or the Stockholders’ Agreement.

5.6       Grant of Restricted Stock.  The Committee is authorized to make awards of Restricted Stock to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as the Committee may determine to be appropriate, consistent with the terms of the Plan; provided, however, that in no event shall all or any portion of the shares of Series E Common Stock subject to any Restricted Stock award become vested on or before March 31, 2007.  Notwithstanding the foregoing, in no event shall any Restricted Stock award be granted prior to March 31, 2007, provided that the Committee may provide to an Eligible Individual notice of a right to receive a future Restricted Stock award, denominated in a fixed dollar amount, as of April 1, 2006.

5.7       Purchase Price.  The Committee shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Stock to be purchased, unless otherwise permitted by applicable state law.  In all cases, legal consideration shall be required for each issuance of Restricted Stock.

5.8       Issuance and Restrictions.  Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Board may impose (including, without limitation, limitations on the right to receive dividends on the Restricted Stock).  The Board may delegate all or any of the authority to provide for such restrictions to the Committee in its sole discretion other than with respect to the restrictions of the type included in the Stockholders’ Agreement, which restrictions shall remain within the Board’s authority and cannot be delegated to any committee.  These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Board or the Committee, as applicable, determines at the time of the grant of the Award or thereafter.

5.9       Forfeiture.  Upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to forfeiture restrictions shall be forfeited; provided, however, that, the Committee may (a) provide in any Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) at the time of grant or at any time thereafter, waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

5.10     Conditions to Issuance of Stock.  The Company shall not be required to issue any shares of Stock issuable pursuant to an Award prior to fulfillment of all of the following conditions:

(a)        The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Committee shall, in its discretion, deem necessary or advisable, or the receipt of such further representations as to the Participant’s investment intent (including, without limitation, any investment representation letter required pursuant to Section 5.12) or completion of other actions necessary to perfect exemptions from such registration or qualification requirements as the Committee may, in its discretion, deem necessary or advisable;

(b)        The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its discretion, determine to be necessary or advisable;

(c)        The Participant’s execution of such documentation (if any) as the Committee may deem necessary or advisable to evidence the Participant’s agreement to be bound by the terms of the Stockholders’ Agreement and the Series E Voting Trust Agreement (or, in each case, a similar agreement approved by the Board specifically for holders of the applicable series of Stock) and other agreements containing the provisions that the Board determines are necessary or advisable as a condition to grants, awards or issuances of such series of Stock;

(d)       The lapse of such reasonable period of time (as may be established by the Committee from time to time for reasons of administrative convenience) following execution of an Award Agreement and such other documentation as the Committee may require consistent with the terms of the Plan (including, without limitation, any investment representation letter required pursuant to Section 5.12);

(e)        The receipt by the Company of full payment for such shares (which may be in the form of past services or other lawful consideration), including payment of any applicable withholding tax; and

(f)        The admission of such shares to listing on all stock exchanges on which such class of stock is then listed (if any).

5.11     Uncertificated Shares.  The shares of Stock shall not be represented by stock certificates.  No Participant will have any right to request from the Company a certificate representing the number of his or her shares of Stock registered in certificate form.  The Company shall have the right to update its books and records at any time and from time to time to reflect any change in the number of shares of Stock held by any Participant.

5.12     Investment Intent.  In addition to such other documentation as the Committee may require consistent with the terms of the Plan, the Committee may require a Participant to give written assurances satisfactory to the Committee as to (i) the Participant’s knowledge and experience in financial and business matters, (ii) the Participant’s capability of evaluating, alone or together with a professional advisor employed by the Participant, the merits and risks of acquiring such Stock, and (iii) the Participant’s investment intent (i.e., that the Participant is acquiring the Stock for the Participant’s own account and not with any present intention of selling or otherwise distributing the stock).  The Committee may in its sole discretion waive the requirements of this Section 5.12 if, as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.  The provisions of this Section 5.12 shall be inapplicable if the shares to be issued have been registered under a then currently effective registration statement under the Securities Act.

5.13     Rights as Stockholders.  Subject to Sections 5.8 and 5.9, upon issuance of the shares of Restricted Stock to the Participant, the Participant shall have, unless otherwise provided by the Committee, all the rights of a stockholder with respect to said shares, subject to the restrictions, if any, in his or her Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that in the discretion of the Committee, any extraordinary distributions with respect to the Stock shall be subject to the restrictions imposed pursuant to Sections 5.8 and 5.9.

5.14     Section 83(b) Election.  If a Participant makes an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the

Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service.

5.15     Award Agreement.  Restricted Stock awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each such Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

ARTICLE 6.

PROVISIONS APPLICABLE TO AWARDS

6.1       Stand-Alone and Tandem Awards.  Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan.  Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

6.2       Limits on Transfer.  To the fullest extent permitted by law, no Participant may Transfer or create an Encumbrance with respect to any Award (or beneficial interest therein) or any shares of Stock underlying any Award (or beneficial interest therein), except (a) with respect to any Series E Common Stock, as may be permitted by the Stockholders’ Agreement or Award Agreement governing such shares approved by the Committee or the Board and (b) with respect to any Stock other than Series E Common Stock, as may be permitted by any Award Agreement governing such Stock approved by the Committee or the Board.

ARTICLE 7.

CHANGES IN CAPITAL STRUCTURE

7.1       Adjustments.

(a)        In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization, reorganization or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Stock or the share price of the Stock, the Committee will make such proportionate adjustments, if any, as the Committee in its discretion deems appropriate to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, without limitation, adjustments of the limitations in Sections 5.1 and 5.3); and (ii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto).

(b)        In the event of any transaction or event described in Section 7.1(a) or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee, in its discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i)                                  To provide for the replacement of such Award with other rights or property selected by the Committee, provided that such other rights or property shall have a value (as determined by the Committee in its sole discretion) as of the date of replacement that is substantially equivalent to the value of the Award replaced (as determined by the Committee in its sole discretion and without regard to any appreciation in value of the Award that may occur after the replacement date);

(ii)                              To provide that such Restricted Stock Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights or awards covering the stock or other interests of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares or other interests and prices;

(iii)                          To provide that the Company’s obligations with respect to any such Cash Bonus Award shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof;

(iv)                          To replace with other interests or to make adjustments in the number and type of shares of outstanding Restricted Stock and/or in the terms and conditions of (including, without limitation, the grant or purchase price), and the criteria included in, outstanding awards and awards which may be granted in the future;

(v)                              To provide that any repurchase rights (or forfeiture restrictions) in favor of the Company with respect to the Restricted Stock are assigned to the successor or survivor corporation, or a parent or subsidiary thereof, or otherwise continued in effect;

(vi)                          To provide that any repurchase rights (or forfeiture restrictions) applicable to one or more shares of Restricted Stock subject to a Restricted Stock award shall lapse immediately prior to the consummation of such event, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement;

(vii)                      To provide that such Award shall be payable, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement;

(viii)                  To provide that the Award cannot vest or become payable after such event; and

(ix)                          To make such other adjustments to the shares of Stock and related agreements as the Committee deems appropriate.

(c)                               Notwithstanding anything to the contrary in Section 7.1(a) or (b), in no event shall the Committee make any adjustment to a Cash Bonus Award pursuant to Section 7.1(a) or (b)(i), (ii), (iv), (v), (vi), (viii) or (ix), unless the amount or timing of any payment to be made pursuant to such Cash Bonus Awards is to be determined based in whole or in part upon the achievement of one or more performance targets or other criteria (other than the mere performance of services over a specified period of time).

7.2                            No Other Rights.  Except as expressly provided in the Plan or an Award Agreement, neither the Plan nor any Award Agreement shall give the Participant any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation.  Except as expressly provided in the Plan or an Award Agreement, or pursuant to any action of the Committee under the Plan, neither the Plan nor any Award Agreement, nor any action of the Committee under the Plan, shall give the Participant any rights by reason of an issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, and no adjustment by reason thereof shall be made with respect to the number of shares of Stock subject to an Award or the grant or purchase price of any Award.

ARTICLE 8.

ADMINISTRATION

8.1                            Committee.  The Plan shall be administered by the Committee.  Appointment of Committee members shall be effective upon acceptance of appointment.  In its discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan.

8.2                            Action by the Committee.

(a)                               Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Company Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

(b)                              Unless the Stockholders’ Agreement is amended or terminated in accordance with its terms, the Committee shall exercise its powers under this Plan in a manner not inconsistent with the second, third and fourth sentences of Section 3.1.5 of the Stockholders’ Agreement.

8.3                            Authority of Committee.  Subject to the provisions of Article 3, the Committee has the exclusive power, authority and discretion to:

(a)                               Designate Eligible Individuals to receive Awards;

(b)                              Determine the type or types of Awards to be granted to each Participant;

(c)                               Determine the series of shares of Stock to be granted to each Participant;

(d)                             Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(e)                               Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its discretion determines;

(f)                                Determine whether, to what extent, and pursuant to what circumstances the purchase price for shares of Stock subject to an Award may be paid in cash, Stock, or other property, or an Award may be canceled, forfeited, or surrendered;

(g)                              Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(h)                              Decide all other matters that must be determined in connection with an Award;

(i)                                  Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(j)                                  Interpret the terms of, and any matter arising pursuant to, the Plan or any Award; and

(k)                              Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

8.4                            Decisions Binding.  The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, and any Award Agreement, and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties.

ARTICLE 9.

EFFECTIVE AND EXPIRATION DATE

9.1                            Effective Date.  The Plan shall be effective as of the Closing Date.

9.2                            Expiration Date.  The Plan will expire on, and no Award may be granted pursuant to the Plan after, the Expiration Date, unless on or before the date that is two years before the then current Expiration Date, the Committee agrees to extend the Plan for an additional one-year period.  The “Expiration Date” initially means April 30, 2018, and each time the Plan is extended, the “Expiration Date” becomes the next following April 30.  Any Awards that are outstanding on an Expiration Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.  By way of example, the Expiration Date of April 30, 2018 can be extended to April 30, 2019 if the Committee does so on or before April 30, 2016.  In this event, the new Expiration Date of April 30, 2019 can be extended to April 30, 2020 if the Committee does so on or before April 30, 2017.

ARTICLE 10.

AMENDMENT, MODIFICATION, AND TERMINATION

10.1                    Amendment, Modification, and Termination.  The Committee or the Board may amend, modify or terminate the Plan at any time and from time to time by the affirmative vote of a majority of the members present at any meeting at which a quorum is present or by the unanimous written approval of the members of the Committee or the Board in lieu of a meeting; provided, however, that, except as may otherwise be required to comply with any applicable law (including, without limitation, any applicable labor law, tax law or securities law); and provided further that, with respect to a meeting of the Committee, the members of the Committee have been provided with forty eight hours notice of any such meeting,

(a)                               the provisions of Article 3 relating to the aggregate incentive compensation to be allocated to HL Service Providers with respect to any fiscal year, the definition of “Aggregate Annual Incentive Compensation Target” and any related definitions, and the provisions of Article 3 relating to the obligation to provide incentive compensation in annual amounts not less than the Aggregate Annual Incentive Compensation Target may not be amended, prior to the earlier of

(i)                                  the tenth anniversary of the Closing Date, or

(ii)                              the date upon which the holders of the Company’s Series A Common Stock and Series B Common Stock own less than 5.0% of the aggregate number of then outstanding shares of the Company’s Series A Common Stock, Series B Common Stock, Series C Common Stock and Series D Common Stock; and

(b)                              to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

10.2                    Awards Previously Granted.  No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

10.3                    Code Section 409A.  To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code.  To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.  Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective

Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that any amendment or construction of the Plan and the applicable Award Agreement that is deemed necessary or advisable to comply with Section 409A of the Code shall preserve, to the maximum extent possible in a Section 409A of the Code compliant manner, the original intent of the parties to the Contribution Agreement.

ARTICLE 11.

GENERAL PROVISIONS

11.1                    No Rights to Awards.  No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

11.2                    No Stockholders Rights.  Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to shares of Stock covered by any Award until the Participant becomes the record or beneficial owner of such shares of Stock.

11.3                    Withholding.  The Company or any Company Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including, without limitation, the Participant’s employment tax obligations) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan.  The Committee may in its discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold shares of Stock otherwise issuable under an Award (or allow the return of shares of Stock) having a Fair Market Value equal to the sums required to be withheld.  Notwithstanding any other provision of the Plan, the number of shares of Stock which may be withheld with respect to the issuance, vesting or payment of any Award (or which may be repurchased from the Participant of such Award within six months (or such other period as may be determined by the Committee) after such shares of Stock were vested by the Participant from the Company) in order to satisfy the Participant’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting or payment of the Award shall be limited to the number of shares which have an aggregate Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

11.4                    No Right to Employment or Services.  Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Company Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Company Subsidiary.

11.5                    Unfunded Status of Awards.  The Plan is intended to be an “unfunded” plan for incentive compensation.  With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Company Subsidiary.

11.6                    Relationship to other Benefits.  No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Company Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

11.7                    Expenses.  The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

11.8                    Titles and Headings.  The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

11.9                    Government and Other Regulations.  The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required.  The Company shall be under no obligation to register pursuant to the Securities Act any of the shares of Stock awarded pursuant to the Plan.  If the shares awarded pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, then the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

11.10            Governing Law.  The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

*  *  *  *  *

I hereby certify that the foregoing Fram Holdings, Inc. Second Amended and Restated 2006 Incentive Compensation Plan was duly adopted by the Board of Directors, Compensation Committee and holders of at least a majority of the voting power of Fram Holdings, Inc. on December 20, 2013.

Executed on this 20 day of December 2013.

/s/ Elizabeth Palmer Daane
Corporate Secretary

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